Exhibits 10.1

MONSTER WORLDWIDE, INC.
622 THIRD AVENUE
NEW YORK, NY 10017

November  20, 2006

Mr. William Pastore
86 Wapoos Trail
Chatham, MA 02633

Dear Bill:

This will confirm our understanding and agreement with respect to your employment as President and Chief Executive Officer of Monster Worldwide, Inc. (the “Company”).  You and the Company hereby agree as follows:

1.             The Company agrees to employ you and you agree to be employed by the Company as President and Chief Executive Officer, with such duties and responsibilities with respect to the Company and its affiliates as the Company’s Board of Directors shall reasonably direct. You agree to devote your best efforts, energies, abilities and full business time, skill and attention to your duties. You agree to perform the duties and responsibilities assigned to you to the best of your ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and to adhere to any and all of the employment policies of the Company. The term of this agreement is for a period of one (1) year commencing on October 9, 2006; thereafter, the term of this agreement shall automatically be renewed for successive one (1) year periods unless either party shall give the other notice of nonrenewal at least 45 days prior to the expiration of the then current employment period. Notwithstanding the foregoing, this agreement and your employment with the Company are subject to termination at any time as provided in Section 3 below.

2.             In consideration for your services and other agreements hereunder, during your employment the Company shall (a) pay you a base salary of $800,000 per year (prorated for periods of less than a full year) in regular installments in accordance with the Company’s payroll practice for salaried employees, (b) provide you with medical, dental and disability coverage, if any, and 401(k) Plan, life insurance and other benefit plan eligibility, if any, comparable to that regularly provided to other senior management in accordance with the Company’s policies, (c) provide you with 4 weeks vacation per year in accordance with the Company’s policies (prorated for periods of less than a full year), (d) provide you with the opportunity to earn annual performance based bonuses in amounts determined by and on the basis of satisfaction of such performance goals as are established by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) under the Company’s 1999 Long Term Incentive Plan (or any similar or successor plan) within 90 days of the commencement of the applicable calendar year period, and (e) provide you the opportunity to participate in any long-

term equity plan for senior executive officers which may be instituted from time to time on such terms and conditions as may be determined by the Compensation Committee from time to time. Your base salary will be reviewed on an annual basis, it being understood that any increases in compensation shall be subject to the sole discretion of the Compensation Committee.

Upon approval from the Company’s Board of Directors and subject to the requirements of the relevant securities laws, the Company shall issue you a certain Stock Bonus Agreement for the issuance of 100,000 restricted Company shares.

3.             You may terminate this agreement at any time upon 60 days’ prior written notice.  The Company may terminate this agreement at any time upon written notice. This agreement shall also terminate automatically in the event you should die or, in the reasonable determination of the Company, become unable to perform by reason of physical or mental incompetency your obligations hereunder for a period of 120 days in any 365 day period. It is understood and agreed that in the event that this agreement is:

(x) terminated by the Company in accordance with the second sentence of this Section 3 other than for Cause (as defined below), or

(y) is not renewed by virtue of the Company providing the notice of nonrenewal described in Section 1 above,

then subject to (i) your execution and delivery of the Company’s then current form of separation agreement and general release applicable to similarly situated employees and (ii) the expiration of any rescission period provided thereby (without the rescission having been exercised), you shall, as your sole and exclusive remedy, be entitled to (i) receive severance equal to two times your then applicable annual base salary, payable over a period of twenty four months in regular installments in accordance with the Company’s applicable payroll practice for salaried employees, and (ii) for a period of 18 months after the effective date of termination of your employment, have the Company make available to you (and/or pay COBRA premiums on) medical and dental benefits on the same terms and conditions as would have been made available to you had you remained employed by the Company during such period. The Company may accelerate the timing of any payment payable to you under this agreement in the event the Company determines that such acceleration would minimize or eliminate the risk that any payment to you hereunder would be deemed to violate Section 409 of the Internal Revenue Code of 1986, as it may be amended from time to time. Except as expressly provided in this Section 3 sentence, in the event of the termination of this agreement or your employment for any reason, the Company shall have no further obligations to you hereunder or with respect to your employment from the effective date of termination. “Cause” shall mean the occurrence of any one or more of the following events:  (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the Board of Directors that remains unremedied for a period of twenty (20) days after the Board of Directors has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of the Company that remains unremedied for a period of twenty (20) days after the Board of Directors has given written notice to you specifying in reasonable detail your failure to comply; or (iii) your commission of (a) a felony, (b) criminal dishonesty or (c) fraud.

4.             You acknowledge that you have not relied on any representation not set forth in this agreement. You represent that you are free to enter into this employment arrangement and that you are not bound by any restrictive covenants or similar provisions restricting the performance of your duties hereunder.

5.             In the event of the termination of your employment by the Company for reasons other than Cause or by virtue of the Company providing the notice of nonrenewal described in Section 1 above, (a) any options granted to you by the Company from time to time after April 1, 2004 pursuant to a written option agreement shall automatically and immediately become (i) fully vested and (ii) exercisable for the balance of the ten year term provided by the applicable stock option agreement, subject to the other terms of such option agreement; and

In the event of any Change in Control (as defined in the Option Agreement between you and the Company dated October 10, 2002):

(a)           any options that have been or may be granted to you by the Company from time to time pursuant to written option agreements, shall automatically and immediately become (i) fully vested and (ii) exercisable for the balance of the ten year term provided by the applicable stock option agreement, subject to the other terms of such option agreement; and

(b)           the shares of Company Common Stock covered by any written stock bonus agreements between you and the Company shall automatically and immediately become fully vested,

subject in each case of (a) and (b) to the provisions of Section 6 below.

6. (a)       Anything in this agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of you (whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Company Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Company Payments.

(b)           For purposes of determining whether any of the Company Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c)           For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.  In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d)           The Gross-Up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth day following an event occurring which subjects you to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting you to the Excise Tax.

(e)           If any controversy arises between you and the Internal Revenue Service or any state or local taxing authority (a “Taxing Authority”) with respect to the treatment on any return of the Gross-Up Payment, or of any Company Payment, or with respect to any return which a Taxing Authority asserts should show an Excise Tax, including, without limitation, any audit, protest to an appeals authority of a Taxing Authority or litigation (“Controversy”), (i) the Company shall have the right to participate with you in the handling of such Controversy, (ii) the

Company shall have the right, solely with respect to a Controversy, to direct you to protest or contest any proposed adjustment or deficiency, initiate an appeals procedure within any Taxing Authority, commence any judicial proceeding, make any settlement agreement, or file a claim for refund of tax, and (iii) you shall not take any of such steps without the prior written approval of the Company, which the Company shall not unreasonably withhold. If the Company so elects, you shall be represented in any Controversy by attorneys, accountants, and other advisors selected by the Company, and the Company shall pay the fees, costs and expenses of such attorneys, accountants, or advisors, and any tax liability you may incur as a result of such payment. You shall promptly notify the Company of any communication with a Taxing Authority, and you shall promptly furnish to the Company copies of any written correspondence, notices, or documents received from a Taxing Authority relating to a Controversy. You shall cooperate fully with the Company in the handling of any Controversy by furnishing the Company any information or documentation relating to or bearing upon the Controversy; provided, however, that you shall not be obligated to furnish to the Company copies of any portion of your tax returns which do not bear upon, and are not affected by, the Controversy.

(f) You shall pay over to the Company, with ten (10) days after receipt thereof, any refund you receive from any Taxing Authority of all or any portion of the Gross-Up Payment or Excise Tax, together with any interest you receive from such Taxing Authority on such refund. For purposes of this Section 6, a reduction in your tax liability attributable to the previous payment of the Gross-Up Payment or the Excise Tax shall be deemed to be a refund. If you would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a Taxing Authority offset the amount of such refund against other tax liabilities, interest, or penalties, you shall pay the amount of such offset over to the Company, together with the amount of interest you would have received from the Taxing Authority if such offset had been an actual refund, within ten (10) days after receipt of notice from the Taxing Authority of such offset.

7.             Each of you and WMP Consulting LLC, a Connecticut LLC (“Consultant”), hereby agree that all tangible and intangible material and work product delivered by Consultant and/or you as part of or in connection with the consulting services provided by Consultant and/or you to the Company and/or its affiliates (including but not limited to all such material and work product delivered prior to the date hereof) (including any source code and object code) (collectively, the “Deliverables”) is the property of the Company.  Consultant and you each agree that all right, title and interest (including without limitation copyright, patent and trade secret rights) in and to the Deliverables or any aspect thereof (including without limitation any and all technical information, specifications, drawings, diagrams, records, screen layouts and look and feel) shall belong exclusively to the Company.  The parties agree that the Deliverables, insofar as they constitute works of authorship or contributions to works of authorship, shall be deemed works specially ordered and commissioned by the Company and “works made for hire” under the United States copyright laws (17 U.S.C. §§ 101 et seq.).  If for any reason the Deliverables, or any part of them, cannot as a matter of law constitute “works made for hire” under the United States copyright laws, Consultant and you each hereby assign and agree to assign the entire copyright therein (and all rights comprising said copyright) to the Company.  Independent of the preceding sentence, Consultant and you each assign and agree to assign all other intellectual property rights, including without limitation patent and trade secret rights, and all right, title and interest in and to the Deliverables, or any aspect thereof, to the Company.  Consultant and you each hereby agree to execute, upon request by the Company, any and all additional documents, including assignments, necessary to effectuate the intent of the preceding sentences of this Section 7 or to confirm or register the Company’s rights in the Deliverables.  The Deliverables, or the content thereof, shall not be used, sold, licensed or disclosed by Consultant or you under any circumstances.

8.             All notices, demands or other communications to be given or delivered under or by reason of this agreement shall be in writing and shall be deemed to have been properly served if delivered personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in case of notice to the Company, to the attention of the Board of Directors at the address set forth on the first page of this agreement (with a copy to General Counsel, Monster Worldwide, Inc., 622 Third Avenue, 39th Floor, New York, NY 10017) and in the case of notices to you to your office or residence address, or such other addresses as the recipient party has specified by prior written notice to the sending party.  All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.

9.             You may not assign or delegate this agreement or any of your rights or obligations hereunder without the prior written consent of the Company.  All references in this agreement to practices or policies of the Company are references to such practices or policies as may be in effect from time to time.

10.           This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous arrangements relating thereto, as well as any previous arrangements relating to employment between you and any of the Company’s affiliates, including but not limited to any consulting arrangement and the employment agreement between you and the Company dated as of April 1, 2004, as such employment agreement was amended by the letters dated as of September 8, 2005 and as of February 7, 2006, (ii) may be signed in counterparts, (iii) shall be governed by the laws of the state of New York (other than the conflicts of laws provisions thereof) and (iv) may not be amended, terminated, extended or waived orally.  Please understand that while it is our hope that our relationship will be a long one, your employment will be on at “at will” basis. Nothing in this letter should be construed as creating any other type of employment relationship.

Please sign the additional originally executed copy of this letter in the space provided for your signature below to indicate your acceptance and agreement with the terms of this letter agreement and return one fully executed original to me.

Very truly yours,

MONSTER WORLDWIDE, INC.

By:	/s/ Michael Kaufman
Name: Michael Kaufman
Title: Chairman of Compensation Committee

Accepted and agreed:

/s/ William Pastore
William Pastore

As to Section 7 only:

WMP Consulting LLC

/s/ William Pastore
By:
Name: William Pastore
Title: